Exhibit 22

Issuers of Registered Guaranteed Debt Securities

Schlumberger Investment S.A., a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg (“SISA”) is an indirect wholly-owned subsidiary of SLB Limited (the “Guarantor”).

As of December 31, 2025, SISA was the issuer of its 4.500% Senior Notes due 2028, 2.650% Senior Notes due 2030, 4.850% Senior Notes due 2033, and 5.000% Senior Notes due 2034 (together, the “SISA Notes”). The Guarantor fully and unconditionally guarantees the SISA Notes on a senior unsecured basis.